10.15 Employment Agreement - Malcolm D. Brown

                         EMPLOYMENT AND OPTION AGREEMENT

This Employment and Option Agreement is made and entered into to be effective as of January 25, 1999 and is by and between Malcolm David Brown (Employee) and BioProgress Technology International, Inc. (Company). The Employee is willing and able to provide various valuable services for and on behalf of the Company in connection with the business of the Company. The Company desires to retain the Employee as a director and executive officer on behalf of the Company and the Employee desires to be retained in that capacity upon the terms and conditions hereinafter set forth. In consideration of the foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Services. The Company hereby retains the Employee as a director and as Executive Vice President Research and Development and the Employee hereby accepts and agrees to such retention. The Employee shall render to the Company services of such nature as are necessary to provide for the strategic direction and day to day management of the research and development activities of the Company.

2. Time, Place and Manner of Performance. The Employee shall render his services at reasonable and convenient times and places. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Employee to any specific service, shall be determined in the sole discretion of the Company.

3. Term of Agreement. This agreement shall begin on the date first referred to above, and shall terminate five (5) years from the date thereof unless extended by mutual agreement, or unless terminated at any time by the Company for just cause being Employee's negligence, dishonesty or incapacity for any or no reason to perform services specified herein.

4. Compensation. The Company shall pay the Employee a fee in the amount of $2,000 per month subject to upward only review at the discretion of the Company, such review to be conducted at least once in every six (6) month period. In addition, the Company grants the Employee an option (the Option) to purchase up to 500,000 ordinary shares of common stock (the Option Shares) in the Company in accordance with the following schedule: at any time on or before December 31, 2003 the Employee may purchase up to 100,000 Option Shares at a price of $0.35 per share, and up to 100,000 Option Shares at a price of $0.75 per share, and up to 100,000 Option Shares at a price of $1.25 per share, and up to 100,000 Option Shares at a price of $1.75 per share, and up to 100,000 Option Shares at a price of $2.25 per share. In the event that the Employee purchases any or all Option Shares, then the Company shall provide to the Employee shares of the free trading common stock of the Company registered under a Form S-8 filed in accordance with the terms and conditions set forth under the Securities Act of 1933, as amended. The Option and any exercise of Option Shares shall at all times be conditional upon Employee not being, nor having been in breach of this Agreement, and further upon Employee being an employee of the Company at the time the Option is exercised in whole or in part. In the event that this Agreement is terminated either by the Company or by the Employee the Option shall lapse simultaneously and shall cease to have any effect whatsoever, notwithstanding that any or all Option Shares may not have been purchased by Employee.

5. Expenses. The Company shall reimburse the Employee on demand for all expenses and other disbursements, including, but not limited to, travel, entertainment, mailing, printing and postage, incurred by the Employee on behalf of the Company in connection with the performance of the services pursuant to this agreement. These expenses shall be paid in cash.

6. Disclosure of Information. The Employee recognizes and acknowledges that the Employee has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates. The Employee will not, during or after the term of this agreement, disclose, without the prior written consent or authorization of the Company, any such information to any person, except to authorized representatives of the Employee or its affiliates for purposes of the services to be rendered under this agreement, for any reason or purpose whatsoever. In this regard, the Company agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

7. Miscellaneous Provisions. (a) Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office of each party. (b) Waiver of Breach. Any waiver by a party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party. (c) Assignment. This agreement and the rights and obligations of the parties hereunder are not assignable by either party. (d) Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Nevada and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Nevada shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. (e) Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. (f) Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties. (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first above written.


EMPLOYEE:

Malcolm David Brown

COMPANY: BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

Barry J. Muncaster
Duly Authorized Officer